As filed with the Securities and Exchange Commission on June 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IM CANNABIS CORP.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Oren Shuster

Chief Executive Officer

3606-833 Seymour Street

Vancouver, British Columbia, V6B 0G4, Canada

Tel: +972-544-331-111

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: 302.738.6680

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Ilana Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10019 Tel: (212) 660-3000	Larry Yen Boughton Law Corporation 700-595 Burrard Street Vancouver, British Columbia V7X 1S8 Tel: 604.687.6789

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 9, 2026

PROSPECTUS

IM CANNABIS CORP.

Up to 17,276,931 Common Shares

This prospectus relates to the resale, by the selling shareholder identified in the table on page 12  of this prospectus, or the Selling Shareholder, or its permitted assigns, of up to 17,276,931 common shares, no par value per share, or Common Shares, of IM Cannabis Corp, or the Company, consisting of: (i) up to 4,000,000 Common Shares issued or issuable upon the conversion of a convertible promissory note, or the April 2026 Promissory Note, in the principal amount of US$250,000, or the April 2026 Principal Amount, and accrued interest, (ii) up to 6,720,000 Common Shares issued or issuable upon the conversion of a convertible promissory note, or the May 2026 Promissory Note, in the principal amount of US$300,000, or the May 2026 Principal Amount, and accrued interest, (iii) up to 4,375,000 Common Shares issued or issuable upon the conversion of a convertible promissory note, or the June 2026 Promissory Note, in the principal amount of US$225,000, or the June 2026 Principal Amount, and accrued interest (iv) up to 272,861 Common Shares issuable upon the exercise of a common share purchase warrant accompanying the April 2026 Promissory Note, or the April 2026 Warrant, (v) up to 1,127,820 Common Shares issuable upon the exercise of a common share purchase warrant accompanying the May 2026 Promissory Note, or the May 2026 Warrant, and (vi) up to 781,250 Common Shares issuable upon the exercise of a common share purchase warrant accompanying the June 2026 Promissory Note, or the June 2026 Warrant. The April 2026 Promissory Note, the May 2026 Promissory Note and the June 2026 Promissory Note are together referred to herein as the “Promissory Notes”. The April 2026 Principal Amount, the May 2026 Principal Amount and the June 2026 Principal Amount are together referred to herein as the “Principal Amounts”. The April 2026 Warrant, the May 2026 Warrant and the June 2026 Warrant are together referred to herein as the “Warrants”. The Common Shares underlying the Promissory Notes and the Warrants are referred to herein as “Notes Shares” and “Warrants Shares”, respectively.

The maximum amount of Notes Shares issuable under this prospectus is calculated based on the Principal Amounts and the accruing interest thereon in the aggregate amount of US$868,000 and assuming a floor conversion price of the April 2026 Promissory Note of US$0.07 per Common Share, a floor conversion price of the May 2026 Promissory Note of US$0.05 per Common Share, and a floor conversion price of the June 2026 Promissory Note of US$0.0576.

On April 6, 2026, we entered into a note purchase agreement, or the April 2026 Purchase Agreement, with the Selling Shareholder. Pursuant to the April 2026 Purchase Agreement, we issued and sold to the Selling Shareholder the April 2026 Promissory Note for a purchase price of US$225,000, representing 90% of the April 2026 Principal Amount, and the April 2026 Warrant to purchase up to 272,861 Common Shares, the number of which is equal to 33⅓% of the April 2026 Principal Amount of the April 2026 Promissory Note divided by the exercise price of C$0.47 per Common Share. The April 2026 Warrant is exercisable for a period of five years from its issuance date, until April 6, 2031.

On May 7, 2026, we entered into a note purchase agreement, or the May 2026 Purchase Agreement, with the Selling Shareholder. Pursuant to the May 2026 Purchase Agreement, we issued and sold to the Selling Shareholder the May 2026 Promissory Note for a purchase price of US$270,000, representing 90% of the May 2026 Principal Amount, and the May 2026 Warrant to purchase up to 1,127,820 Common Shares, the number of which is equal to 100% of the May 2026 Principal Amount of the May 2026 Promissory Note divided by the exercise price of C$0.36 per Common Share. The May 2026 Warrant is exercisable for a period of five years from its issuance date, until May 7, 2031.

On June 3, 2026, we entered into a note purchase agreement, or the June 2026 Purchase Agreement, with the Selling Shareholder. Pursuant to the June 2026 Purchase Agreement, we issued and sold to the Selling Shareholder the June 2026 Promissory Note for a purchase price of US$202,500, representing 90% of the June 2026 Principal Amount, and the June 2026 Warrant to purchase up to 781,250 Common Shares, the number of which is equal to 100% of the June 2026 Principal Amount of the June 2026 Promissory Note divided by the exercise price of C$0.40 per Common Share. The June 2026 Warrant is exercisable for a period of five years from its issuance date, until June 3, 2031.

The April 2026 Purchase Agreement, the May 2026 Purchase Agreement and the June 2026 Purchase Agreements are together referred to herein as the “Purchase Agreements”.

We intend to use the net proceeds from the sale of the Promissory Notes and the Warrants for general corporate purposes.

Pursuant to the terms of the Promissory Notes, the conversion price of each of the Promissory Notes , or the Conversion Price, is equal to the lower of (i) the Fixed Price, as defined in each of the Promissory Notes, or (ii) 90% of the lowest daily volume-weighted average price, or VWAP, of the Common Shares during the 20 consecutive trading days immediately preceding the conversion date, or the Variable Price, provided, however, that such Variable Price will not be lower than the Floor Price, as defined in each of the Promissory Notes, and subject to certain adjustments as provided in each of the Promissory Notes. The Fixed Price set in the April 2026 Promissory Note, in the May 2026 Promissory Note and in the June 2026 Promissory Note is US$0.339, US$0.266 and US$0.288, respectively. The Floor Price set in the April 2026 Promissory Note, in the May 2026 Promissory Note and in the June 2026 Promissory Note is US$0.07, US$0.05 and US$0.0576, respectively.

This prospectus describes the general manner in which the Notes Shares and Warrants Shares may be offered and sold by the Selling Shareholder. If necessary, the specific manner in which the Notes Shares and Warrants Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Common Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Notes Shares and Warrants Shares by the Selling Shareholder, however we will receive cash proceeds equal to the total exercise price of the Warrants. See “Use of Proceeds”. The Selling Shareholder may sell all or a portion of the Notes Shares and Warrants Shares from time to time in market transactions through any market on which our Common Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “IMCC.” The last reported sale price of our Common Shares on June 8, 2026 was US$0.296 per Common Share. There is no established market for the Warrants and the Promissory Notes and we do not intend to apply to list the Warrants or the Promissory Notes on any securities exchange or other nationally recognized trading system.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 7 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025, WHICH WAS FILED ON MARCH 30, 2026, OR THE 2025 ANNUAL REPORT.

Neither the Securities and Exchange Commission, or the SEC, nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to “we,” “us,” “our,” the “Company”, “Corporation”, “Group” and “IMC” refer to IM Cannabis Corp. and its consolidated subsidiaries.

Our reporting currency is the Canadian dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to: (i) “dollars” or “CAD” or “C$” are to Canadian dollars; and (ii) “USD” or “US$” are to U.S. dollars.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Shares. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information – D. Risk Factors” and the financial statements and related notes thereto included in our 2025 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference.”.

Our Company

Overview

We are an international cannabis company operating in Israel and Germany. Our activities in these jurisdictions include sourcing, importation, distribution and sale of medical cannabis products in compliance with applicable regulatory requirements. Following the regulatory reforms affecting cannabis access in Germany on April 1, 2024, the cannabis market has experienced growth, especially within the medical sector, as access for new patients has become easier. Since such time, we have shifted our focus and resources to concentrate on the cannabis market in Germany. We leverage a cross-border supply chain and distribution infrastructure to support our profitability goal.

Activities in Israel

In Israel, we operate through I.M.C. Holdings Inc. and its consolidated subsidiary Focus Medical Herbs Ltd., which holds an IMCA license permitting the importation and supply of medical cannabis products. Our operations in Israel primarily consist of importing, distributing and selling medical cannabis products to local medical cannabis retail pharmacies, online platform, distribution centers and logistical hubs in accordance with Israeli regulations. We also maintain certain proprietary genetics through third-party cultivation facilities in Israel. We do not currently operate large-scale cultivation facilities in Israel and rely primarily on imported products that meet applicable quality and regulatory standards.

Our Israeli operations include brand management, regulatory compliance, logistics coordination and relationships with pharmacies and prescribing physicians. Revenue in Israel is generated from the sale of medical cannabis products to pharmacies and other authorized distributors.

Throughout 2024 and 2025, we implemented several strategic measures in Israel to enhance operational efficiency, reduce costs, and improve overall business performance. These initiatives included optimizing logistics and distribution, streamlining workforce and facilities, and adapting to challenges arising from geopolitical events.

Key actions taken during 2024 and 2025 include:

•	engagement of a new third-party processing facility;

•	changes to shipping and distribution service providers;

•	reductions in headcount and closure of certain trading activities; and

•	adjustments to operations in response to logistical disruptions associated with regional hostilities.

We operate in the retail segment. We, through IMC Holdings, hold two licensed pharmacies, each selling medical cannabis products to patients: (i) Vironna Pharm, a pharmacy in the Arab consumer segment, and (ii) R.A Yarok Pharm Ltd., or Pharm Yarok, a large pharmacy in the Sharon plain area and a call center handling deliveries for Pharm Yarok in the country.

We also operate home-delivery services and an online retail platform under the name “Pharm Yarok”, which includes a customer service center. On April 9, 2024, Pharm Yarok entered into a strategic distribution agreement with Vessel Brand Inc., a subsidiary of Flora Growth Corp., a global consumer-packaged goods leader and pharmaceutical distributor, headquartered in Carlsbad, CA, pursuant to which certain cannabis accessory products are offered in Israel. We believe that our retail operations support our distribution activities and provide insights into patient purchasing patterns.

Activities in Germany

In Germany, we operate through our German subsidiary, Adjupharm GmbH, which is authorized to import and distribute medical cannabis products under applicable German and European Union regulations. Our German operations focus on sourcing EU-GMP compliant medical cannabis products from approved suppliers and distributing such products to licensed pharmacies throughout Germany.

The German market is regulated by the Federal Institute for Drugs and Medical Devices in Germany, and we import volumes that are subject to regulatory requirements, including compliance with applicable pharmaceutical standards. Revenue in Germany is generated from the sale of imported medical cannabis products to pharmacies and other authorized customers.

Our operations in both jurisdictions are subject to evolving regulatory frameworks, including changes in prescribing practices, import authorizations, product specifications and distribution models, which may affect our revenues, margins and operating results.

Recent Financing Activities

January 2026 Private Placements

On January 7, 2026, we entered into a purchase agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement, or the January 7, 2026 Private Placement: (i) a promissory note in the principal amount of US$1,709,721, for a purchase price of US$1,538,749, representing 90% of its principal amount, and (ii)a warrant to purchase up to 228,150 Common Shares. This offering closed on January 26, 2026

On January 20, 2026, we entered into an additional purchase agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement, or the January 20, 2026 Private Placement (i) a promissory note in the principal amount of US$703,235, for a purchase price of US$632,931.50, representing 90% of its principal amount, and (ii) a warrant to purchase up to 93,671 Common Shares. This offering closed on January 21, 2026.

The January 7, 2026 Private Placement and the January 20, 2026 Private Placement are herein referred to as the “January 2026 Private Placements”. The promissory notes and the warrants issued in the January 2026 Private Placements are herein referred to as the January 2026 Promissory Notes and the January 2026 Warrants, respectively.

On February 5, 2026, we and the Selling Shareholder entered into an amendment to the January 2026 Promissory Notes to clarify our payment obligations under such January 2026 Promissory Notes.

The January 2026 Promissory Notes bear interest at a rate of 8.0% per annum, accruing from each closing date of the January 7, 2026 Private Placement and the January 20, 2026 Private Placement, which rate may increases to 14.0% upon the occurrence of an event of default (as defined in each of the January 2026 Promissory Notes). The January 2026 Promissory Notes are not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of the January 2026 Promissory Notes in accordance with their terms.

The outstanding principal amount of, and accrued on, the January 2026 Promissory Notes are convertible, in whole or in part, at the option of the Selling Shareholder at any time after issuance, into Common Shares at a conversion price equal to the lower of (i) the fixed price (as defined in each of the January 2026 Promissory Notes), or (ii) the variable price (as defined in each of the January 2026 Promissory Notes), provided, however, that such variable price will not be lower than such floor price (as defined in each of the January 2026 Promissory Notes).

The fixed price in the promissory note issued in the January 7, 2026 Private Placement was US$0.29 and the floor price in the promissory note issued in the January 7, 2026 Private Placement was US$0.29. The fixed price in the promissory note issued in the January 20, 2026 Private Placement was US$1.38 and the floor price in the promissory note issued in the January 20, 2026 Private Placement was US$0.275. No fractional Common Shares will be issued upon conversion of the January 2026 Promissory Notes. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the January 2026 Promissory Notes are subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. As of the date of this prospectus, 2,793,216 common shares have been issued upon the conversion of the January 2026 Promissory Notes. The January 2026 Warrants are subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the warrant shares upon the exercise of the January 2026 Warrants. The holder of the January 2026 Warrants, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the warrant shares upon the exercise of the January 2026 Warrants.

The January 2026 Warrants entitle their holder to purchase an aggregate of up to 321,821 Common Shares at an exercise price of C$3.45 per Common Share. The January 2026 Warrants became exercisable immediately upon their issuance date, January 21, 2026, and may be exercised at any time until January 21, 2031. If the January 2026 Warrants are not exercised prior to January 21, 2031, they will expire and be of no further force or effect. The January 2026 Warrants and the warrant shares underlying the January 2026 Warrants may not be traded for a period of four months from their issuance date, except as permitted under applicable securities legislation.

April 2026 Private Placement

On April 6, 2026, we entered into the April 2026 Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement, or the April 2026 Private Placement (i) the April 2026 Promissory note in the April 2026 Principal Amount of US$250,000 for a purchase price of US$225,000, representing 90% of the April 2026 Principal Amount, and (ii) the April 2026 Warrant to purchase up to 272,861 Common Shares. The offering closed on April 7, 2026, or the April 2026 Closing Date.

The April 2026 Promissory Note bears interest at a rate of 8.0% per annum, accruing from the April 2026 Closing Date, which rate may increases to 14.0% upon the occurrence of an event of default (as defined in the April 2026 Promissory Note). The April 2026 Promissory Note is not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of the April 2026 Promissory Note in accordance with its terms.

The outstanding principal amount of, and accrued on, the April 2026 Promissory Note is convertible, in whole or in part, at the option of the Selling Shareholder at any time after issuance, into Common Shares at a conversion price equal to the lower of (i) the Fixed Price, as defined in the April 2026 Promissory Note, or (ii) the Variable Price, provided, however, that the Variable Price will not be lower than the Floor Price, as defined in the April 2026 Promissory Note. The Fixed Price in the April 2026 Promissory Note is US$0.339 And the Floor Price in the April 2026 Promissory Note is US$0.07. No fractional Common Shares will be issued upon conversion of the Promissory Note. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the April 2026 Promissory Note is subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. The April 2026 Warrant is subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares underlying the April 2026 Warrant upon the exercise of the April 2026 Warrant. The holder of the April 2026 Warrant, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such  beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares underlying the April 2026 Warrant upon the exercise of the April 2026 Warrant.

The April 2026 Warrant entitles its holder to purchase an aggregate of up to 272,861 Common Shares at an exercise price of C$0.47 per Common Share. The April 2026 Warrant became exercisable immediately from the date of its sale, April 6, 2026, and may be exercised at any time until April 6, 2031. If the April 2026 Warrant is not exercised prior to its termination date on April 6, 2031, it will expire and be of no further force or effect. The April 2026 Warrant and the Common Shares underlying the April 2026 Warrant may not be traded for a period of four months from their issuance date, except as permitted under applicable securities legislation.

May 2026 Private Placement

On May 7, 2026, we entered into the May 2026 Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement , or the May 2026 Private Placement (i) the May 2026 Promissory note in the May 2026 Principal Amount of US$300,000 for a purchase price of US$270,000, representing 90% of the May 2026 Principal Amount, and (ii) the May 2026 Warrant to purchase up to 1,127,820 Common Shares. The offering closed on May 7, 2026, or the May 2026 Closing Date.

The May 2026 Promissory Note bears interest at a rate of 8.0% per annum, accruing from the May 2026 Closing Date, which rate may increases to 14.0% upon the occurrence of an event of default (as defined in the May 2026 Promissory Note). The May 2026 Promissory Note is not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of the May 2026 Promissory Note in accordance with its terms.

The outstanding principal amount of, and accrued on, the May 2026 Promissory Note is convertible, in whole or in part, at the option of the Selling Shareholder at any time after issuance, into Common Shares at a conversion price equal to the lower of (i) the Fixed Price, as defined in the May 2026 Promissory Note, or (ii) the Variable Price, provided, however, that the Variable Price will not be lower than the Floor Price, as defined in the May 2026 Promissory Note. The Fixed Price in the May 2026 Promissory Note is US$0.266 and the Floor Price in the May 2026 Promissory Note is US$0.05. No fractional Common Shares will be issued upon conversion of the Promissory Note. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the May 2026 Promissory Note is subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. The May 2026 Warrant is subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares underlying the May 2026 Warrant upon the exercise of the May 2026 Warrant. The holder of the May 2026 Warrant, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such  beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shared underlying the May 2026 Warrant upon the exercise of the May 2026 Warrant.

The May 2026 Warrant entitles its holder to purchase an aggregate of up to 1,127,820 Common Shares at an exercise price of C$0.36 per Common Share. The May 2026 Warrant became exercisable immediately from the date of its sale, May 7, 2026, and may be exercised at any time until May 7, 2031. If the May 2026 Warrant is not exercised prior to its termination date on May 7, 2031, it will expire and be of no further force or effect. The May 2026 Warrant and the Common Shares underlying the May 2026 Warrant may not be traded for a period of four months from their issuance date, except as permitted under applicable securities legislation.

June 2026 Private Placement

On June 3, 2026, we entered into the June 2026 Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement, or the June 2026 Private Placement (i) the June 2026 Promissory note in the June 2026 Principal Amount of US$225,000 for a purchase price of US$202,500, representing 90% of the June 2026 Principal Amount, and (ii) the June 2026 Warrant to purchase up to 781,250 Common Shares. The offering closed on June 3, 2026, or the June 2026 Closing Date.

The June 2026 Promissory Note bears interest at a rate of 8.0% per annum, accruing from the June 2026 Closing Date, which rate may increases to 14.0% upon the occurrence of an event of default (as defined in the June 2026 Promissory Note). The June 2026 Promissory Note is not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of the June 2026 Promissory Note in accordance with its terms.

The outstanding principal amount of, and accrued on, the June 2026 Promissory Note is convertible, in whole or in part, at the option of the Selling Shareholder at any time after issuance, into Common Shares at a conversion price equal to the lower of (i) the Fixed Price, as defined in the June 2026 Promissory Note, or (ii) the Variable Price, provided, however, that the Variable Price will not be lower than the Floor Price, as defined in the June 2026 Promissory Note. The Fixed Price in the June 2026 Promissory Note is US$0.288 and the Floor Price in the June 2026 Promissory Note is US$0.0576. No fractional Common Shares will be issued upon conversion of the Promissory Note. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the June 2026 Promissory Note is subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. The June 2026 Warrant is subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares underlying the June 2026 Warrant upon the exercise of the June 2026 Warrant. The holder of the June 2026 Warrant, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such  beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shared underlying the June 2026 Warrant upon the exercise of the June 2026 Warrant.

The June 2026 Warrant entitles its holder to purchase an aggregate of up to 781,250 Common Shares at an exercise price of C$0.40 per Common Share. The June 2026 Warrant became exercisable immediately from the date of its issuance, June 3, 2026, and may be exercised at any time until June 3, 2031. If the June 2026 Warrant is not exercised prior to its termination date on June 3, 2031, it will expire and be of no further force or effect. The June 2026 Warrant and the Common Shares underlying the June 2026 Warrant may not be traded for a period of four months from their issuance date, except as permitted under applicable securities legislation.

ABOUT THIS OFFERING

This prospectus relates to the resale by the Selling Shareholder identified in this prospectus of up to 17,276,931 Common Shares consisting of (i) up to 3,571,429 Common Shares issued or issuable upon the conversion of the April 2026 Promissory Note in the April 2026 Principal Amount of US$250,000, (ii) up to 6,000,000 Common Shares issued or issuable upon the conversion of the May 2026 Promissory Note in the May 2026 Principal Amount of US$300,000, (iii) up to 3,906,250 Common Shares issued or issuable upon the conversion of the June 2026 Promissory Note in the June 2026 Principal Amount of US$225,000, (iv) up to 1,617,321 Common Shares issued or issuable upon the conversion of accrued interest of the Promissory Notes in the amount of US$93,000, and (v) up to 2,181,931 Common Shares issuable upon the exercise of the Warrants. All of the Common Shares, when sold, will be sold by the Selling Shareholder. The Selling Shareholder may sell its Common Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.

Common Shares currently outstanding	9,016,539 Common Shares.

Common Shares offered by the Selling Shareholder	Up to 17,276,931 Common Shares consisting of (i) up to 15,095,000 Notes Shares issuable upon the conversion of the Promissory Notes and accrued interest of the Promissory Notes, and (ii) up to 2,181,931 Warrants Shares issuable upon the exercise of the Warrant.

Use of proceeds:

As of the date of this prospectus, we have received US$697,500 in gross proceeds from the issuance of the Promissory Notes and the Warrants. We will not receive any proceeds from the sale of the Notes Shares and the Warrants Shares by the Selling Shareholder. All net proceeds from the sale of Common Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants. See “Use of Proceeds.”

We intend to use the proceeds from the exercise of the Warrants, if any, for general corporate purposes.

Risk factors:	You should read the “Risk Factors” section starting on page 7 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	“IMCC”

The number of Common Shares to be outstanding immediately after this offering as shown above assumes that all of the Common Shares offered hereby are sold and is based on 9,016,539 Common Shares outstanding as of June 8, 2026. This number excludes:

•	an aggregate of 28,269 Common Shares issuable upon the exercise of outstanding options to purchase Common Shares, at exercise prices ranging between US$3.00 to US$252 per Common Share, issued to directors, officers, service providers and employees issued under our stock option plan;

•	an aggregate of 5,436,266 Common Shares issuable upon the exercise of outstanding warrants to purchase Common Shares, at exercise prices ranging between C$0.36 to C$3.45 per Common Share, issued to certain investors pursuant to private placement offerings;

•	an aggregate of 200,000 Common Shares issuable upon the exercise of outstanding pre-funded warrants to purchase Common Shares, at exercise prices of C$0.00001 per Common Share; and

•	an aggregate of 256,215 Common Shares issuable upon the exercise of outstanding convertible debentures to purchase Common Shares, at a conversion price of C$2.61 per Common Share, issued to certain lenders pursuant to a convertible debenture offering.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information - D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to the Offering and Ownership of our Securities

Shareholders may experience significant dilution as a result of this offering and potential future offerings.

Purchasers of Common Shares in this offering, as well as our existing shareholders, may experience significant dilution due to the sale and issuance of shares at prices below the price at which they invested. The Selling Shareholder identified herein is selling from time to time up to 15,095,000 Notes Shares, which represent the maximum number of Common Shares issuable upon conversion in full of the Promissory Notes, together with all accrued interest thereon, and up to 2,181,931 Warrants Shares, which constitutes approximately 192% of our issued and outstanding Common Shares prior to the offering pursuant to this prospectus. The respective exercise price of the Warrants is currently above the current trading price of our Common Shares. If the Warrants are exercised in full and if the Promissory Notes are converted in full, our outstanding Common Shares would increase from 9,016,539 to 26,293,470, representing an increase of approximately 192% in the number of outstanding Common Shares. Accordingly, shareholders will experience significant dilution of their ownership interests. The resale of these additional Notes Shares and Warrants Shares could also further cause the trading price of our Common Shares to decline.

Additionally, since July 2025 we have issued securities to the Selling Shareholder in multiple private placement transactions an aggregate of 350,000 Common Shares, 200,000 pre-funded warrants to purchase 200,000 Common Shares, 140,000 Finder’s Warrants to purchase 140,000 Common Shares, 2,272,502 warrants exercisable into up to 2,272,502 Common Shares and convertible promissory notes convertible for up to 20,187,145 Common Shares. If the aforementioned pre-funded warrants and warrants held by the Selling Shareholder are exercised in full and all the issued and outstanding promissory notes held by the Selling Shareholder are converted in full, our outstanding Common Shares would increase from 9,016,539 to 36,632,436, representing an increase of approximately 306% in the number of outstanding Common Shares. Accordingly, shareholders will experience significant dilution of their ownership interests. The conversion, exercise or resale of these securities, or the perception that such conversion, exercise or resales could occur, could also further cause the market price of Common Shares to decline.

In addition, we may issue additional Common Shares or other equity securities in the future in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Any such issuance of additional Common Shares or other common share equivalents would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the relative voting strength of each previously outstanding Common Share may be diminished; and

•	the market price of our Common Shares may decline.

Future issuances or sales, or the potential for future issuances or sales, of our Common Shares may cause the trading price of our Common Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Common Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Common Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Common Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Common Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Common Shares could decline due to sales, or the announcements of proposed sales, of a large number of Common Shares in the market, including sales of up to 2,181,931 Warrants Shares, up to 15,095,000 Notes Shares, which represent the maximum number of Common Shares issuable upon conversion in full of the Promissory Notes, together with all accrued interest thereon, and up to 19,466,931 Common Shares issuable upon exercise of other outstanding warrants, or other sales of Common Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Common Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of our Common Shares.

In addition, the Company may issue additional securities in the future, which may dilute a shareholder’s holdings, or a holder of a convertible security’s underlying relative interest, in the Company. The Company’s articles permit the issuance of an unlimited number of Common Shares, and shareholders will have no pre-emptive rights in connection with any such further issuance. The directors of the Company have discretion to determine the price and the terms of further issuances, subject to applicable stock exchange policies. Moreover, additional Common Shares will be issued by the Company on the full exercise of stock options, restricted share units and warrants, issued or to be issued by the Company in the future, and the exercise of any resulting convertible securities of such as applicable.

 An active trading market for our Common Shares may not be sustained.

 Although our Common Shares are listed on The Nasdaq Capital Market, the market for our Common Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Common Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Common Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Common Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Common Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Common Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Common Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Shares will provide a return to our shareholders.

Resales of our Common Shares in the public market during this offering by our shareholders may cause the market price of our Common Shares to fall.

Sales of a substantial number of our Common Shares could occur at any time. The issuance of new Common Shares could result in resales of our Common Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Shares.

We are subject to the rules of the Nasdaq Capital Market.

Our Common Shares began trading on Nasdaq on March 1, 2021 and we are subject to the rules and regulations of Nasdaq.

In order to maintain compliance with all continued listing requirements, we pay legal, accounting and compliance fees to advisors and regulatory organizations and will have to continue to pay additional fees if our Common Shares remain listed on Nasdaq. Any changes to rules, regulations policies or guidelines issued by Nasdaq or other regulatory authorities may impact our ability to comply, increase the risk of non-compliance and increase fees we pay to maintain or regain such compliance. There is no assurance that we will be able to comply with the applicable Nasdaq continued listing standards within any projected timeframes, or at all, and maintain listing status on Nasdaq.

On April 9, 2026, we received a deficiency letter from the Listing Qualifications Department of The Nasdaq, notifying us that we were not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of US$1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we have been granted a period of 180 calendar days until October 6, 2026 to regain compliance with the minimum bid price requirement.  We can regain compliance if at any time during this 180-day period the closing bid price of our Common Shares is at least US$1.00 for a minimum of ten consecutive business days, in which case we will be provided with written confirmation of compliance and the matter will be closed.

In the event that we do not regain compliance after the initial 180-day period, we may then be eligible for an additional 180-day compliance period if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement. In this case, we will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Company cannot demonstrate compliance by the allotted compliance period(s), Nasdaq’s staff will notify us that our common shares are subject to delisting.

Any failure to maintain compliance with applicable continued listing requirements and regulations may result in the delisting of our Common Shares from Nasdaq. Such events may have material adverse effects on our business and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, and other Canadian, Federal and Israeli securities laws. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus as well as in our 2025 Annual Report, including without limitation under the captions “Risk Factors” and “Item 5. - Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein and any prospectus supplement.

USE OF PROCEEDS

As of the date of this prospectus, we have received US$697,500 in gross proceeds from the issuance of the Promissory Notes. We intend to use the net proceeds received from the issuance of the Promissory Notes for general corporate purposes.

We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder. All net proceeds from the sale of the Common Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants. We intend to use the proceeds from the exercise of the Warrants, if any, for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of March 31, 2026:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the issuance of the April 2026 Promissory Notes and accompanying April 2026 Warrants in the aggregate principal amount of US$250,000, (ii) the issuance of the May 2026 Promissory Notes and accompanying May 2026 Warrants in the aggregate principal amount of US$300,000, (iii) the issuance of the June 2026 Promissory Notes and accompanying June 2026 Warrants in the aggregate principal amount of US$225,000, and (iv) finance expenses in the aggregate amount of $93,000 for the original issuance discount of 10% for the Promissory Notes; and

•

on a pro forma as adjusted basis to give further effect to (i) the issuance of an aggregate of 12,120,681 Common Shares issuable upon the full conversion of the Promissory Notes in the Principal Amounts of US$775,000, including the accrued interest thereon, assuming a conversion Floor Price of US$0.07 per Common Share, US$0.05 per Common Share and US$0.288 of the April 2026 Promissory Note, the May 2026 Promissory Note and the June 2026 Promissory Note, respectively, and (ii) the full exercise of the Warrants, issued under the Purchase Agreements in the amount of C$846,760.

The following table should be read in conjunction with “Use of Proceeds,” our Interim Consolidated Financial Statements as of and for the three months ended March 31, 2026 in our Report of Foreign Private Issuer on Form 6-K, filed with the SEC on May 13, 2026 and incorporated by reference herein, and “Management’s Discussion and Analysis of IM Cannabis Corp. for the three months ended March 31, 2026”, attached as Exhibit 99.3 to such Form 6-K, incorporated by reference herein.

	As of March 31, 2026
Canadian dollars in C$ thousands	Actual	Pro forma	pro forma as adjusted
Cash	$1,004	$1,973	$2,820
Debt:
Bank loans and credit facilities	11,495	11,495	11,495
Convertible debentures and promissory notes	3,208	4,285	3,208
Derivative warrants liabilities	171	171	171
Total debts	$14,874	$15,951	$14,874
Shareholders’ deficit:
Share capital and share premium	270,903	270,903	272,956
Capital reserve from translation differences of foreign operations	(3,380)	(3,380)	(3,380)
Amount received on account of financial instruments and other	2,168	2,168	2,168
Capital reserve from share-based payment transactions	475	475	475
Capital reserve from transaction with non-controlling interests	(2,872)	(2,872)	(2,872)
Capital reserve from transaction with controlling shareholder	33	33	33
Accumulated deficit	(272,378)	(272,486)	(272,615)
Total deficit	(5,051)	(5,159)	(3,235)
Total capitalization	9,823	10,792	11,639

SELLING SHAREHOLDER

On April 6, 2026, we entered into the April 2026 Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder: (i) the April 2026 Promissory Note, in the April 2026 Principal Amount of US$250,000, for an aggregate purchase price ofUS$225,000, representing 90% of the April 2026 Principal Amount, and (ii) the April 2026 Warrant to purchase up to 272,861 Common Shares.

On May 7, 2026, we entered into the May 2026 Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder: (i) the May 2026 Promissory Note, in the May 2026 Principal Amount of US$300,000, for an aggregate purchase price of US$270,000, representing 90% of the May 2026 Principal Amount, and (ii) the May 2026 Warrant to purchase up to 1,270,820 Common Shares.

On June 3, 2026, we entered into the June 2026 Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder: (i) the June 2026 Promissory Note, in the June 2026 Principal Amount of US$225,000, for an aggregate purchase price of US$202,500, representing 90% of the June 2026 Principal Amount, and (ii) the June 2026 Warrant to purchase up to 781,250 Common Shares.

Each of the Promissory Notes bears interest at a rate of 8.0% per annum, accruing from the April 2026 Closing Date, the May 2026 Closing Date and the June 2026 Closing Date, as applicable, which rate may increases to 14.0% upon the occurrence of an event of default (as defined in each of the Promissory Notes). The Promissory Notes are not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of each of the Promissory Notes in accordance with their terms.

The outstanding principal amount of, and accrued on, the Promissory Notes are convertible, in whole or in part, at the option of the Selling Shareholder at any time after its issuance, into Common Shares  at a conversion price equal to the lower of (i) the Fixed Price, as defined in each of the Promissory Notes, or (ii) the Variable Price, provided, however, that the Variable Price will not be lower than the Floor Price, as defined in each of the Promissory Notes. The Fixed Price in the April 2026 Promissory Note, in the May 2026 Promissory Note and in the June 2026 Promissory Note is US$0.339, US$0.226 and US$0.288, respectively. The Floor Price in the April 2026 Promissory Note, in the May 2026 Promissory Note and in the June 2026 Promissory Note is US$0.07, US$0.05 and US$0.0576, respectively. No fractional Common Shares will be issued upon conversion of the Promissory Notes. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the Promissory Notes is subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. The Warrants are subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Warrants Shares upon the exercise of the Warrants. The holder of the Warrants, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such  beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Warrants Shares upon the exercise of the Warrants.

The April 2026 Warrant entitles their holder to purchase up to 272,861 Common Shares at an exercise price of C$0.47 per Common Share. The April 2026 Warrant became exercisable immediately upon its issuance, on April 6, 2026, and may be exercised at any time until its termination date, April 6, 2031. If the April 2026 Warrant is not exercised prior to its termination date, April 6, 2031, it will expire and be of no further force or effect.

The May 2026 Warrant entitles their holder to purchase up to 1,272,820 Common Shares at an exercise price of C$0.36 per Common Share. The May 2026 Warrant became exercisable immediately upon its issuance, on May 7, 2026, and may be exercised at any time until its termination date, May 7, 2031. If the May 2026 Warrant is not exercised prior to its termination date, May 7, 2031, it will expire and be of no further force or effect.

The June 2026 Warrant entitles their holder to purchase up to 871,250 Common Shares at an exercise price of C$0.40 per Common Share. The June 2026 Warrant became exercisable immediately upon its issuance, on June 3, 2026, and may be exercised at any time until its termination date, June 3, 2031. If the June 2026 Warrant is not exercised prior to its termination date, June 3, 2031, it will expire and be of no further force or effect.

The Warrants and the Warrants Shares may not be traded for a period of four months from their issuance dates, except as permitted under applicable securities legislation.

The 17,276,931 Common Shares being offered by the Selling Shareholder pursuant to this prospectus consist of: (i) the Notes Shares, which represent the maximum number of Common Shares issuable upon conversion in full of the Promissory Notes in the Principal Amount of US$775,000, together with all accrued interest thereon, issued under the Purchase Agreement, assuming conversion without regard to any limitations on issuance or conversion of the Promissory Notes, and (ii) the Warrants Shares.

For additional information regarding the Purchase Agreement, see “Prospectus Summary – Our Company – Recent Financing Activities.” We are registering the Notes Shares and Warrants Shares in order to permit the Selling Shareholder to offer the Notes Shares and Warrants Shares for resale from time to time.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other  material relationship with us or any of our predecessors or affiliates, other than its ownership of securities issued by the Company and its service to the Company as a consultant. The Selling Shareholder has purchased our securities in multiple private placement transactions since July 2025.

To our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Common Shares by the Selling Shareholder. The second column lists the number of Common Shares beneficially owned by the Selling Shareholder, based on its ownership of the Common Shares, as of the date set forth in the relevant footnote next to the Selling Shareholder’s name. The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Purchase Agreements, the Promissory Notes and the Warrants, in no event the Selling Shareholder’s beneficial ownership or voting power of the issued and outstanding Common Shares exceed 4.99% immediately after giving effect to any issuance of the Notes Shares or Warrants Shares.

This prospectus covers the resale of the maximum number of Notes Shares and Warrants Shares issuable under the Purchase Agreements. Because the number of Common Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Common Shares that will actually be issued may be more or less than the number of Common Shares being offered by this prospectus.

The term “Selling Shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Shareholder named in the table below. Unless otherwise indicated, to our knowledge, the Selling Shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Common Shares set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the Selling Shareholder who is able to use this prospectus to resell the securities registered hereby.

The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number		Percentage	Number	Number	Percentage(2)
L.I.A. Pure Capital Ltd(2)	586,821	(3)	4.99%	17,276,931	17,863,752	4.99%

*

Less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common Shares subject to options or warrants currently exercisable, or exercisable within 60 days of June 8, 2026, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for other purposes. Percentage of shares beneficially owned is based on 9,016,539 Common Shares issued and outstanding as of June 8, 2026.

(2)	Kfir Silberman is the control person for L.I.A. Pure Capital Ltd. with voting and dispositive power over the Ordinary Shares held by L.I.A. Pure Capital Ltd. The address for L.I.A. Pure Capital Ltd. is 20 Raoul Wallenberg Tel Aviv 6971917 Israel. Based on information provided to us by L.I.A. Pure Capital Ltd on June 8, 2026.

(3)	Includes: (i) 140,000 Common Shares issuable upon the exercise of the 2025 Finders Warrants issued in the 2025 Private Placement, (ii) 321,821 Common Shares issuable upon the exercise of the January 2026 Warrants , and (iii) 125,000 Common Shares issuable upon the exercise of Common Warrants held by Xylo Technologies Ltd., an entity controlled by Kfir Silberman, who is the control person for L.I.A. Pure Capital Ltd. and holds voting and dispositive power over the Common Shares held by L.I.A. Pure Capital Ltd . The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of such Pre-Funded Warrants and 2025 Warrant. Based on information provided to us by L.I.A. Pure Capital Ltd on June 8, 2026.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out his short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Other than in the United States, no action has been taken by us or the Selling Shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Canadian law will be passed upon for us by Boughton Law Corporation, Vancouver, British Columbia, Canada.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the years ended December 31, 2025 and 2024 have been so incorporated in reliance on the report of Fahn Kanne & Co. Grant Thornton Israel, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IM Cannabis Corp. incorporated by reference in IM Cannabis Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2023, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	US$	668.06
Printer fees and expenses	US$	5,000
Legal fees and expenses	US$	30,000
Accounting fees and expenses	US$	27,000
Total	US$	62,668.06

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia, Canada. Service of process upon us and upon our directors and officers named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Canada, Boughton Law Corporation, that it may be difficult to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on a violation of U.S. securities laws because Canada is not the most appropriate forum to bring such a claim. In addition, even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law.

Subject to specified time limitations and legal procedures, Canadian courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Canada;

•	the judgment is final and is not subject to any right of appeal;

•	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Canadian courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the liabilities under the judgment are enforceable according to the laws of British Columbia, Canada and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in British Columbia, Canada nor likely to impair the security or sovereignty of British Columbia, Canada;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any British Columbia court at the time the lawsuit is instituted in the foreign court; and

•	the judgment is enforceable according to the laws of British Columbia, Canada and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by a British Columbia court, it generally will be payable in Canadian currency, which can then be converted into non-Canadian currency and transferred out of Canada. The usual practice in an action before a British Columbia court to recover an amount in a non-Canadian currency is for the British Columbia court to issue a judgment for the equivalent amount in Canadian currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of a British Columbia court stated in Canadian currency ordinarily will be linked to the Canadian consumer price index plus interest at the annual statutory rate set by British Columbia regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a British Columbia company and are a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Further, our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act and for so long as we remain a foreign private issuer incorporated in Canada and subject to National Instrument 55-104 in Canada, our directors, officers and principal shareholders are exempt from the reporting provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Report of Foreign Private Issuer on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://www.imcannabis.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;

•	Our Reports of Foreign Private Issuer on Form 6-K filed on March 31, 2026, April 6, 2026, April 10, 2026, May 7, 2026, May 13, 2026 (excluding the section titled “Management Commentary” of Exhibit 99.1, Exhibit 99.4 and Exhibit 99.5 thereto) and June 3, 2026 ; and

•	The description of our securities contained in our Form 40-FR12B (File No. 001-40065), filed with the SEC on February 12, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Report of Foreign Private Issuer on Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Reports of Foreign Private Issuer on Form 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Reports of Foreign Private Issuer on Form 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Beit Hakshatot, Kibutz Glil-Yam, Israel, 4690500 , Tel: +972-54-2815033; Attention: Asi Levi.

IM CANNABIS CORP.

Up to 17,276,931 Common Shares

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The British Columbia Business Corporation Act, or the BCBCA, provides that a company may:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable; and

(b)	after the final disposition of an eligible proceeding (as defined below), pay the expenses (as defined below) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding, if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the BCBCA, an "eligible party", in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;

(b)	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the company, or (ii) at the request of the company; or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party" above.

An "eligible penalty" under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

"expenses" include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order; or

(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Company's articles define "eligible penalty" to mean a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An "eligible proceeding" means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company, or an eligible party, or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company (a) is or may be joined as a party; or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

The Company's articles, subject to the BCBCA, provide that the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the aforementioned terms.

The Company's articles further provide that subject to any restrictions in the BCBCA, the Company may indemnify any person and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Company's articles does not invalidate any indemnity to which he or she is entitled under the Company's articles.

The Company is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Company; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (iii) at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; (iv) at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The Company maintains directors' and officers' liability insurance coverage through primary and Side A policies covering the Company and its subsidiaries, with annual aggregate policy limits of US$5,000,000, subject to a corporate self-retention of US$5,000,000. This insurance provides indemnity to the Company and to its directors and officers as required or permitted by law for liability claim damages, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy, subject to its terms and conditions, may also provide coverage directly to individual directors and officers if they are not indemnified by the Company. The insurance coverage for directors and officers is subject to various terms, conditions, and exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 9. Exhibits

Exhibit Number	Exhibit Description
4.1	Common Warrant (incorporated herein by reference to Exhibit 4.2 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 6, 2026).
4.2	Common Warrant (incorporated herein by reference to Exhibit 4.2 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 7, 2026).
4.3	Common Warrant (incorporated herein by reference to Exhibit 4.2 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on June 3, 2026).
4.4	Convertible Note (incorporated herein by reference to Exhibit 4.1 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 6, 2026)
4.5	Convertible Note (incorporated herein by reference to Exhibit 4.1 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 7, 2026)
4.6	Convertible Note (incorporated herein by reference to Exhibit 4.1 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on June 3, 2026)
5.1*	Opinion of Boughton Law Corporation, Canadian counsel to IM Cannabis Corp.
10.1	Note Purchase Agreement, dated as of April 6, 2026, by and between IM Cannabis Corp. and the investor party signatory thereto (incorporated herein by reference to Exhibit 10.1 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on April 6, 2026).
10.2	Note Purchase Agreement, dated as of May 7, 2026, by and between IM Cannabis Corp. and the investor party signatory thereto (incorporated herein by reference to Exhibit 10.1 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 7, 2026).
10.3	Note Purchase Agreement, dated as of June 3, 2026, by and between IM Cannabis Corp. and the investor party signatory thereto (incorporated herein by reference to Exhibit 10.1 to Report of Foreign Private Issuer on Form 6-K filed with the SEC on June 3, 2026).
23.1*	Consent of Fahn Kanne & Co. Grant Thornton Israel, an independent registered public accounting firm
23.2*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm
23.3*	Consent of Boughton Law Corporation (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the Registration Statement).
107*	Calculation of Filing Fee Tables.

*

Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hertzliya, Kibutz Glil-Yam, State of Israel on June 9, 2026.

IM CANNABIS CORP.

By:	/s/ Oren Shuster
Oren Shuster
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of IM Cannabis Corp. hereby constitute and appoint each of Oren Shuster and Asi Levi with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Oren Shuster	Chief Executive Officer, Director	June 9, 2026
Oren Shuster	(Principal Executive Officer)

/s/ Asi Levi	Chief Financial Officer	June 9, 2026
Asi Levi	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	June 9, 2026
Oz Adler

/s/ Moti Marcus	Director	June 9, 2026
Moti Marcus

/s/ Assaf Yitzhaik	Director	June 9, 2026
Assaf Yitzhaik

/s/ Einat Zakariya	Director	June 9, 2026
Einat Zakariya

/s/ Eli Zamir	Director	June 9, 2026
Eli Zamir

/s/ Alon Dayan	Director	June 9, 2026
Alon Dayan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of IM Cannabis Corp, has signed this registration statement on June 9, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director